PUTNAM FUNDS TRUST

Amendment No. 1

to

Agreement and Declaration of Trust

WHEREAS, THE UNDERSIGNED constitute at least a majority of the Trustees of Putnam Funds Trust (the “Trust”), a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated January 22, 1996, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”);

WHEREAS, Article VI, Section 2 of the Declaration of Trust provides, among other things, that, the Trust shall purchase such Shares as are offered by any Shareholder for redemption, upon the presentation of any certificate for the Shares to be purchased, a proper instrument of transfer and a request directed to the Trust or a person designated by the Trust that the Trust purchase such Shares, or in accordance with such other procedures for redemption as the Trustees may from time to time authorize; and the Trust will pay therefor the net asset value thereof, as next determined in accordance with the Bylaws;

WHEREAS, the Trustees believe that the ability of the Trust to pay a redemption wholly or partially in-kind is in the best interest of the Shareholders;

WHEREAS, Article IX, Section 7 of the Declaration of Trust provides, among other things, that the Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by vote of Shareholders holding a majority of Shares entitled to vote;

WHEREAS, Shareholders holding a majority of Shares entitled to vote have authorized the Trustees to amend Article VI, Section 2 of the Declaration of Trust to expressly provide that the Trust may pay redemption proceeds in-kind;

NOW THEREFORE, the undersigned  do hereby amend Article VI, Section 2 of the Declaration of Trust by amending and restating such Article VI, Section 2 in its entirety as follows:

Redemption and Repurchases

Section 2. The Trust shall purchase such Shares as are offered by any Shareholder for redemption, upon the presentation of any certificate for the Shares to be purchased, a proper instrument of transfer and a request directed to the Trust or a person designated by the Trust that the Trust purchase such Shares, or in accordance with such other procedures for redemption as the Trustees may from time to time authorize; and the Trust will pay therefor the net asset value thereof, as next determined in accordance with the Bylaws, less any redemption charge fixed by the Trustees. Payment for said Shares shall be made by the Trust to the Shareholder within seven days after the date on which the request is made. The obligation set forth in this Section 2 is subject to the provision that in the event that any time the New York Stock Exchange is closed for other than customary weekends or holidays, or, if permitted by the rules of the Securities and Exchange Commission, during periods when trading on the Exchange is restricted or during any emergency which makes it impractical for the Trust to dispose of its investments or to determine fairly the value of its net assets, or during any other period permitted by order of the Securities and Exchange Commission for the protection of investors, such obligation may be suspended or postponed by the Trustees. The Trust may also purchase or repurchase Shares at a price not exceeding the net asset value of such Shares in effect when the purchase or repurchase or any contract to purchase or repurchase is made. Payment for any redemption, purchase or repurchase may be made in cash or in other property, or in any combination thereof. The composition of any such payment shall be determined by the Trust in its sole discretion, and the Trust shall have no obligation to effect a pro rata division of cash or other property in making any such payment. In no event shall the Trust be liable for any delay of any other person in transferring securities or other property selected for delivery as all or part of any payment.

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The foregoing amendment shall become effective as of the time it is filed with the Secretary of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the undersigned have signed this instrument on this 12th day of November, 2004.

/s/ John A. Hill John A. Hill	/s/ Paul L. Joskow Paul L. Joskow
/s/ George Putnam, III George Putnam, III	Elizabeth T. Kennan
/s/ Jameson A. Baxter Jameson A. Baxter	/s/ John H. Mullin, III John H. Mullin, III
/s/ Charles B. Curtis Charles B. Curtis	/s/ Robert E. Patterson Robert E. Patterson
/s/ Myra R. Drucker Myra R. Drucker	/s/ A.J.C. Smith A.J.C. Smith
Charles E. Haldeman, Jr.	/s/ W. Thomas Stephens W. Thomas Stephens
/s/ Ronald J. Jackson Ronald J. Jackson	/s/ Richard B. Worley Richard B. Worley